FIRST INVESTORS LIFE INSURANCE COMPANY

            RESOLUTIONS OF EXECUTIVE COMMITTEE OF BOARD OF DIRECTORS

                                DECEMBER 21, 1989


         RESOLVED, that in accordance with the "General Plan of Operations for Separate Account C" filed with the New York State Insurance Department, First Investors Life Insurance Company shall establish Separate Account C for the purpose of funding non-qualified retirement programs and deferred compensation plans for individuals through the issuance of Variable Annuity Contracts.

         RESOLVED, that the President is directed to do all things necessary or proper, in his discretion or judgement, to enable this Corporation to offer said Variable Annuity Contracts including, but without limiting the generality of such directions or authority, the filing of a registration statement and amendments thereto with the Securities and Exchange Commission; the filing of any necessary documents with the securities bureaus and insurance departments of the various states and the taking of all other action required by the laws of the United States or of the various states; the issuing of any preliminary and final prospectus; and the payment of all fees, costs, and expenses incidental thereto.

         FURTHER RESOLVED, that the Chairman or President is hereby authorized to execute this investment transaction.